Exhibit 10.20

M3-BRIGADE ACQUISITION V CORP.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

1.	Purpose. This Non-Employee Director Compensation Plan is intended to attract and retain highly qualified individuals to serve as Non-Employee Directors of M3-Brigade Acquisition V Corp., a Cayman Islands exempted company and to provide them with compensation that motivates superior oversight and advancement of the Company’s business objectives.

2.	Definitions. For purposes of this Plan, the following terms have the meanings specified or referred to in this Section 2:

“Annual Retainer” means the annual cash fee payable by the Company to a Non-Employee Director for each Board Service Year with respect to his or her service as a member of the Board, a member of a Committee and/or service as a Board Chair or Committee Chair as described in Schedule 1 attached hereto.

“Audit Committee” means the Audit Committee of the Board.

“Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

“Board Chair” means the director serving as Chair of the Board.

“Board Service Year” means each calendar year during the term of this Plan provided that, the 2025 Board Service Year shall be deemed to commence on the date of adoption of this Plan and end on December 31, 2025.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a standing committee of the Board, including at present the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Special Committee.

“Committee Chair” means the Non-Employee Director serving as the chair of a Committee.

“Company” means M3-Brigade Acquisition V Corp., a Cayman Islands exempted company, including any successor thereto.

“Compensation Committee” means the Compensation Committee of the Board.

“Corporate Governance and Nominating Committee” means the Corporate Governance and Nominating Committee of the Board.

“Effective Date” means the date the Board adopts this Plan.

“Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any of its Affiliates.

“Plan” means this M3-Brigade Acquisition V Corp. Non-Employee Director Compensation Plan, as set forth herein, and as amended from time to time.

“Section 409A” means Section 409A of the Code and all authoritative interpretive guidance issued thereunder.

“Separation from Service” means a Non-Employee Director ceasing to be a member of the Board, a member of any Committee or Chair of the Board or any Committee, due to a voluntary or involuntary separation from service, for any reason, determined in accordance with Section 409A.

“Special Committee” means the Special Committee of the Board.

3.	Administration. This Plan shall be administered by the Compensation Committee which shall have the authority to construe and interpret this Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of this Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in this Plan. The decisions of the Compensation Committee shall be final and binding on all persons. All expenses of administering this Plan shall be borne by the Company.

4.	Eligibility; Effective Date. Each Non-Employee Director shall be eligible to receive the compensation provided for hereunder after the Effective Date. The compensation described in this Plan shall be paid or be made, as applicable, automatically and without further action of the Board, to each Non-Employee Director who is eligible to receive such compensation, unless such Non-Employee Director declines the receipt of such compensation by written notice to the Company. This Plan shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Plan shall supersede any prior cash or equity compensation arrangements between the Company and its Non-Employee Directors. Directors who are also officers or employees of the Company will not receive any additional compensation for service as a director and shall not be eligible to participate in this Plan.

5.	Cash Compensation.

5.1 Board Member Annual Retainer. Each Non-Employee Director shall receive an Annual Retainer for serving on the Board for each full Board Service Year. Notwithstanding the foregoing, a Non-Employee Director who is appointed or elected to the Board after commencement of any Board Service Year or experiences a Separation from Service during any Board Service Year shall receive a pro-rated portion of the Annual Retainer for serving on the Board based on the number of days of such Board Service Year during which the Non-Employee Director served as a member of the Board as a percentage of the total number of days of such Board Service Year, unless otherwise specified in Schedule 1 attached hereto or otherwise determined by the Board.

The amount and timing of payment of the Annual Retainer for serving as a Board member shall be as set forth on Schedule 1 attached hereto, as such amount and timing of payment may be adjusted from time to time by the Board.

5.2 Committee Member Annual Retainer. Each Non-Employee Director who is elected or appointed to serve as a member of a Committee shall receive, in addition to the Annual Retainer for serving as a Board member for each full Board Service Year, an additional Annual Retainer for serving on a Committee for each full Board Service Year. Notwithstanding the foregoing, a Non-Employee Director who is appointed or elected to a Committee after the commencement of any Board Service Year or who experiences a Separation from Service during any Board Service Year shall receive a pro-rated portion of the Annual Retainer for serving on a Committee during such Board Service Year based on the number of days of such Board Service Year during which the Non-Employee Director served on the applicable Committee as a percentage of the total number of days of such Board Service Year, unless otherwise specified in Schedule 1 attached hereto or otherwise determined by the Board.

The amount and timing of payment of the Annual Retainer for serving as a member on a Committee shall be as set forth in Schedule 1 attached hereto, as such amounts and timing of payment may be adjusted from time to time by the Board.

5.3 Board Chair and Committee Chair Annual Retainer. Each Non-Employee Director who is elected or appointed to serve as Board Chair or a Committee Chair shall receive, in addition to the Annual Retainer for serving on the Board and the Annual Retainer for serving on a Committee, an additional Board Chair and Committee Chair Annual Retainer for serving as Board Chair or a Committee Chair for the full Board Service Year. Notwithstanding the foregoing, a Non-Employee Director who is elected or appointed to serve as Board Chair or a Committee Chair after the commencement of any Board Service Year or who experiences a Separation from Service during any Board Service Year, shall receive a pro-rated portion of the Board Chair and Committee Chair Annual Retainer for serving as Chair during such Board Service Year based on the number of days of such Board Service Year during which the Non-Employee Director served as Board Chair or a Committee Chair as a percentage of the total number of days of such Board Service Year, unless otherwise specified in Schedule 1 attached hereto or otherwise determined by the Board.

The amount and timing of payment of the additional Annual Retainer for serving as the Board Chair or Committee Chair shall be as set forth in Schedule 1 attached hereto, as such amounts and timing of payment may be adjusted from time to time by the Board.

5.4 Meeting Fees. Each Non-Employee Director shall be paid a fee for each meeting of the Board or the applicable Committee for which he or she participates, which amount and the timing of payment of such amount shall be as set forth in Schedule 1 attached hereto, as may be adjusted from time to time by the Board. For the avoidance of any doubt written consents of the Board or any Committee executed by a Non-Employee Director shall not constitute a meeting for purposes of this Plan and a Non-Employee Director shall not be entitled to any compensation with respect to the execution of a written consent of the Board or any Committee.

6.	Reimbursement of Expenses. The Company shall reimburse each Non-Employee Director for his or her reasonable business expenses incurred in connection with the performance of his or her duties, including reasonable travel and other expenses incurred by the Non-Employee Director to attend Board and Committee meetings. Each Non-Employee Director shall provide to the Company such receipts and other records related to such reimbursable expenses as the Company may require within sixty (60) days after incurring the reimbursable expenses, and the Company shall reimburse the Non-Employee Director within thirty (30) days after receipt of adequate receipts and other records related to such reimbursable expenses. To the extent that any reimbursement under this Plan provides for a deferral of compensation under Section 409A, (a) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year; (b) the right to reimbursement is not subject to liquidation or exchange for another benefit; and (c) any such reimbursement of an expense must be made, if at all, no later than the last day of the calendar year following the calendar year in which the expense was incurred.

7.	Deferral of Compensation. The Compensation Committee may permit a Non-Employee Director to defer the receipt of the payment under this Plan of any cash compensation that would otherwise be due with respect to an Annual Retainer. If the Compensation Committee permits such deferrals, the Committee shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall conform in form and substance with applicable regulations promulgated under Section 409A.

8.	General Provisions.

8.1 Unfunded Obligations. The amounts to be paid to Non-Employee Directors under this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Non-Employee Directors shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

8.2 No Right to Continued Board Membership. Neither this Plan nor any compensation paid hereunder will confer on any Non-Employee Director the right to continue to serve as a member of the Board or in any other capacity.

8.3 Non-assignment. Any and all rights of a Non-Employee Director respecting payments under this Plan may not be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so shall be void.

8.4 Successors and Assigns. This Plan shall be binding on the Company and its successors and assigns.

8.5 Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

8.6 Compliance with Law. The obligations of the Company with respect to payments under this Plan are subject to compliance with all applicable laws and regulations.

8.7 Term of Plan. This Plan will remain in effect until it is revised or terminated by further action of the Board.

8.8 Termination and Amendment. The Board may at any time amend or modify this Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination of this Plan may impair the right of a Non-Employee Director to receive any amounts accrued hereunder prior to the effective date of such amendment or termination.

8.9 Section 409A. This Plan is intended to comply with the requirements of Section 409A, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under this Plan will comply with Section 409A, and the Company shall not be liable to any Non-Employee Director or any other person if the compensation paid or awarded under this Plan fails to be exempt from or comply with Section 409A.

8.10 Withholding. The Company shall not pay, on behalf of any Non-Employee Director, any unemployment tax or other taxes required to be paid with respect to employees or withhold any monies for income or employment tax purposes from the compensation payable to any Non-Employee under this Plan. To the extent required by applicable Federal, state, local or foreign law, a Non-Employee Director shall be solely responsible for payment of all employment and income tax obligations and federal insurance contributions on self-employment income that arise in connection with any compensation paid or awarded to such Non-Employee Directors under this Plan.

8.11 Applicable Law. The law of the State of New York shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such State’s conflict of law rules.

8.12 Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

8.13 Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of this Plan.

Schedule 1

Board Member Annual Retainer:

2025: $150,000 payable in arrears in equal installments of $75,000 on each of October 1, 2025 and January 1, 2026 (or if the payment date is not a business day, the first business day thereafter).

2026: $150,000 payable in arrears in equal quarterly installments of $37,500 on each of April 1, July 1, October 1 and January 1, 2027 (or if the payment date is not a business day, the first business day thereafter).

Committees Member Annual Retainer:

2025: $25,000 for each of Compensation, Audit, Corporate Governance and Nominating and Special Committees payable in arrears in equal installments of $12,500 on October 1, 2025 and January 1, 2026 (or if the payment date is not a business day, the first business day thereafter).

2026: $25,000 for each of Compensation, Audit, Corporate Governance and Nominating and Special Committees payable in arrears in equal quarterly installments of $6,250 on April 1, July 1, October 1 and January 1, 2027 (same dates as 2026 director annual fees).

Board Chair and Committee Chair Annual Retainer:

2025: $10,000, payable in arrears in equal installments of $5,000 on October 1, 2025 and January 1, 2026 (or if the payment date is not a business day, the first business day thereafter).

2026: $10,000, payable in arrears in equal installments of $2,500 on each of April 1, July 1, October 1 and January 1, 2027 (or if the payment date is not a business day, the first business day thereafter).

Meeting Fees: $3,000 per meeting, payable quarterly in arrears on the same dates as Annual Retainers.

Acceleration of Fee Payments: Notwithstanding the foregoing, in the event that the Company consummates a business combination, all Annual Retainer amounts and Meeting Fees payable for the quarter in which the closing of the business combination occurs which have not yet been paid, shall become automatically due and payable as of the date of the closing of such business combination.

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